                            G-III APPAREL GROUP, LTD.


                               For:     G-III Apparel Group, Ltd.

                                        Contact: Investor Relations
                                        James Palczynski
                                        (203) 222-9013

                                        G-III Apparel Group, Ltd.
                                        Wayne S. Miller, Chief Financial Officer
                                        (212) 403-0500


                    G-III APPAREL GROUP, LTD. ANNOUNCES THIRD
                           QUARTER FISCAL 2004 RESULTS

                -- NET SALES INCREASE 22.7% TO $125.5 MILLION --
               -- NET INCOME INCREASES 34.0% TO $11.4 MILLION ---


         New York, New York - December 4, 2003 -- G-III Apparel Group, Ltd. (Nasdaq: GIII) today announced results for the third quarter of fiscal 2004.

         For the three-month period ended October 31, 2003, G-III reported net sales of $125.5 million and net income of $11.4 million, or $1.50 per diluted share, compared to net sales of $102.3 million and net income of $8.5 million, or $1.16 per diluted share, in the comparable period last year.

         For the nine-month period ended October 31, 2003, G-III reported net sales of $189.6 million and net income of $11.5 million, or $1.54 per diluted share, compared to net sales of $155.0 million and net income of $4.9 million, or $0.67 per diluted share, in the comparable period last year.

         Morris Goldfarb, G-III's Chief Executive Officer, said, "We are pleased with our solid performance in the third quarter. Our sales and gross margin gains stemmed primarily from continued strong shipments in our sports apparel business. Over this past year we continued to make progress broadening our distribution channels and diversifying our product mix."

         The company today reiterated its guidance for the fiscal year ending January 31, 2004. For the fiscal year, the Company continues to forecast net sales of approximately $220 million and diluted net income per share between $1.10 and $1.15.


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ABOUT G-III APPAREL GROUP, LTD.

         G-III Apparel Group, Ltd. is a leading manufacturer and distributor of leather and non-leather outerwear and apparel under our own labels, licensed labels and private labels. Company-owned labels include, among others, Black Rivet, Colebrook, Siena Studio and G-III. The Company has fashion licenses with Kenneth Cole, Nine West, Timberland, Cole Haan, Jones Apparel, Sean John, Bill Blass and James Dean and sports licensing agreements with the National Football League, National Hockey League, National Basketball Association, Major League Baseball and more than 60 universities nationwide.

                  Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, reliance on licensed product, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.








(Financial Table to Follow)

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                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
                                  (NASDAQ:GIII)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

               (in thousands, except share and per share amounts)
                                   (Unaudited)

                                                                 Three Months Ended                Nine Months Ended
                                                             10/31/03           10/31/02       10/31/03          10/31/02
                                                             --------           --------       --------          --------
Net sales                                                    $125,547           $102,284       $189,558          $154,997
Cost of sales                                                  88,208             74,324        132,184           115,321
                                                             --------           --------       --------          --------
Gross profit                                                   37,339             27,960         57,374            39,676
Selling, general and administrative expenses                   16,785             13,181         36,388            30,148
                                                             --------           --------       --------          --------
Operating profit                                               20,554             14,779         20,986             9,528
Interest and financing charges, net                               583                853            861             1,374
                                                             --------           --------       --------          --------
Income before income taxes                                     19,971             13,926         20,125             8,154
Income tax expense                                              8,591              5,431          8,654             3,252
                                                             --------           --------       --------          --------
Net income                                                   $ 11,380           $  8,495       $ 11,471          $  4,902
                                                             ========           ========       ========          ========
Basic net income per common share                            $   1.65           $   1.25       $   1.67          $   0.73
                                                             ========           ========       ========          ========

Diluted net income per common share                          $   1.50           $   1.16       $   1.54          $   0.67
                                                             ========           ========       ========          ========

Weighted average shares outstanding:

               Basic                                       6,899,577           6,778,757      6,885,211         6,732,107
               Diluted                                     7,571,172           7,292,321      7,428,187         7,350,505

BALANCE SHEET DATA (IN THOUSANDS):                                                            At Oct. 31,       At Oct. 31,
                                                                                              -----------       -----------
                                                                                                 2003               2002
                                                                                                 ----               ----
    Working Capital                                                                           $  59,128         $  51,927
    Inventory                                                                                    40,498            47,233
    Total Assets                                                                                146,552           135,766

    Outstanding Borrowings                                                                       43,418            49,729

    Total Shareholders' Equity                                                                $  67,387         $  60,048

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